As filed with the Securities and Exchange Commission on April 29, 1998.
                                         Registration No. 333-
=======================================================================
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ----------------------
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                     ----------------------

                          ALTA GOLD CO.
     (Exact name of registrant as specified in its charter)
                     ----------------------

             NEVADA                              87-0259249
-------------------------------              -------------------
(State or other jurisdiction of               (I.R.S. Employer
 incorporation or organization)              Identification No.)

601 WHITNEY RANCH DRIVE, SUITE 10, HENDERSON, NEVADA 89014, (702)433-8525
-------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         JOHN A. BIELUN
        SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                601 WHITNEY RANCH DRIVE, SUITE 10
                     HENDERSON, NEVADA 89014
                         (702) 433-8525
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            COPY TO:
                     MICHAEL J. BONNER, ESQ.
                      JOHN C. JEPPSEN, ESQ.
                KUMMER KAEMPFER BONNER & RENSHAW
              3800 HOWARD HUGHES PARKWAY, 7TH FLOOR
                     LAS VEGAS, NEVADA 89109

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                          Proposed              Proposed        Amount of
     Title of each class of         Amount to be      maximum offering     maximum aggregate   registration
   securities to be registered     registered <F1>  price per share <F2>  offering price <F2>       fee
-----------------------------------------------------------------------------------------------------------

Common Stock, par value $0.001         962,632            $2.53125             $2,436,663           $719
===========================================================================================================

<F1> Solely for the purpose of estimating the number of shares of
     Common Stock to be included in the Registration Statement, the Company calculated the actual number of shares of Common Stock issuable in connection with the exercise of the Company's Warrants granted in the first and second tranches, and 150% of the estimated number of shares issuable in connection with the exercise of the Warrants to be granted in the third tranche based upon a hypothetical closing price of $2.5625 (which was the closing price of the Common Stock on April 24, 1998) and assuming the total outstanding principal balance of the Company's 4% Convertible Debentures is $4,700,000 (which was the total outstanding principal balance of the 4% Convertible Debentures on April 24, 1998). In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon the exercise of the Company's Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including the floating closing price with respect to the third tranche) in accordance with Rule 416.
<F2> Calculated  in  accordance with Rule 457(c) based  upon  the average of the bid and asked prices reported on the Nasdaq National Market on April 24, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
=================================================================

PROSPECTUS (SUBJECT TO COMPLETION)
APRIL 29, 1998

                         962,632 SHARES

                          ALTA GOLD CO.
                         ---------------
                          COMMON STOCK

     The shares offered hereby (the "Shares") consist of up to 962,632 shares of common stock, $.001 par value per share (the
"Common Stock"), of Alta Gold Co., a Nevada corporation (the "Company"), which may be issuable by the Company to the persons listed herein under "Selling Stockholders" (the "Selling Stockholders") upon the exercise of the Warrants (as defined below). On November 11, 1997, the Company entered into an agreement (the "Master Agreement") with the holders of its 4% Convertible Debentures issued on April 14, 1997 (the "Debentures"), whereby the Company agreed to issue warrants (the "Warrants") to the Selling Stockholders in three tranches based upon the closing price of the Common Stock, and the outstanding principal amount of the Debentures, on November 15, 1997, March 31, 1998 and September 30, 1998. The exercise price (the "Exercise Price") for each tranche is 120% of the closing price of the Common Stock on the respective issuance date of the Warrants. The Warrants are exercisable at any time after their issuance date and within a three-year period for the first tranche and within a five-year period for the second and third tranches. On November 15, 1997, the Company issued Warrants to purchase 231,724 shares of Common Stock at an Exercise Price of $2.175 per share. On March 31, 1998, the Company issued Warrants to purchase 318,222 shares of Common Stock at an Exercise Price of $2.3625 per share. The total outstanding principal amount of the Debentures was $4,700,000 as of April 24, 1998. Solely for the purpose of estimating the number of Shares included in this registration statement of which this Prospectus is a part, the number of Shares registered for sale by this Prospectus equals the number of shares of Common Stock issuable upon the exercise of the Warrants granted in the first and second tranches, and 150% of the estimated number of shares issuable upon the exercise of the Warrants to be granted in the third tranche using a hypothetical closing price of $2.5625 (which was the closing price of the Common Stock on April 24, 1998, which date was arbitrarily selected) and assuming the total outstanding principal balance of the Debentures on September 30, 1998 is $4,700,000. The use of such hypothetical Exercise Price is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock. This Prospectus covers the sale of the Shares from time to time by the Selling Stockholders. The issuance of the Shares upon the exercise of the Warrants is not covered by this Prospectus, rather only the resale of such Shares by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest.

     The Shares may be offered from time to time by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest. The Company has agreed to pay certain expenses of the registration of the Shares. Any brokers' or underwriters' fees or commissions incurred by the Selling Stockholders in connection with the sale of the Shares will be borne by the Selling Stockholders. The Company will not receive any proceeds directly from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds." The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the sale price of the Shares sold, less the aggregate underwriters' commissions and discounts, if any, and the expenses of distribution not borne by the Company.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, primarily in transactions (which may include block transactions) on the Nasdaq National Market, or such

-----------------------------------------------------------------
[THE FOLLOWING TEXT APPEARS PRINTED ALONG THE LEFT MARGIN OF THIS
PAGE: Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in the State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.]
-----------------------------------------------------------------
other market on which the Company's securities may from time to time be trading at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discount and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The  Common Stock is currently listed on the Nasdaq National
Market under the symbol "ALTA." On April 24, 1998, the last reported sale price of the Common Stock on the Nasdaq National
Market was $2.25625 per share.

     THERE  ARE  CERTAIN RISK FACTORS WHICH SHOULD BE  CONSIDERED
BEFORE  PURCHASING THE SHARES.  SEE "RISK FACTORS"  BEGINNING  ON
PAGE 5.
           __________________________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
        The date of this Prospectus is April ____, 1998.


                        TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INCORPORATION OF DOCUMENTS BY REFERENCE                         3

THE COMPANY                                                     4

RISK FACTORS                                                    5

USE OF PROCEEDS                                                12

SELLING STOCKHOLDERS                                           12

PLAN OF DISTRIBUTION                                           15

LEGAL MATTERS                                                  15

EXPERTS                                                        16

AVAILABLE INFORMATION                                          16

             INCORPORATION OF DOCUMENTS BY REFERENCE

     The  following  documents, which  have  been  filed  by  the
Company   with  the  Securities  and  Exchange  Commission   (the
"Commission"),  are  hereby incorporated by reference  into  this
Prospectus:

   (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

   (ii) The Company's proxy statement on Schedule 14A for the Company's annual meeting of stockholders to be held on June 12, 1998; and

   (iii) The description of the Common Stock contained in the Company's registration statement on Form S-3, Amendment
          No. 4 (Registration  No. 33-84046), as  filed with  the
          Commission under the Securities Act.

     All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Margo R. Bergeson, Secretary, Alta Gold Co., at the Company's principal executive offices located at 601 Whitney Ranch Drive, Suite 10, Henderson, Nevada 89014. Telephone requests may be directed to Ms. Bergeson at (702) 433-8525.

                           THE COMPANY

     Alta Gold Co. (the "Company") is engaged in the exploration, development, mining and production of gold on properties located in Nevada. The Company also has three base metals properties in the western United States which are in various stages of development. The Company operates solely in the metals mining industry segment. The Company was incorporated in Nevada on May 7, 1962, under the name of Silver King Mines, Inc. On November 24, 1989, the Company merged with Pacific Silver Corporation, and the Company's name was changed to Alta Gold Co. The Company's principal executive offices are located at 601 Whitney Ranch
Drive, Suite 10, Henderson, Nevada 89014, and its telephone number is (702) 433-8525.

     In 1991, the Company ceased mining activities because of higher than expected mining costs, and lower than anticipated ore grades and recoveries, as well as declining gold prices. Following a change in management and the implementation of a new mining plan, the Company resumed mining in 1993 at the Easy
Junior mine ("Easy Junior") located near Ely, Nevada. In 1994, the Company acquired three gold properties, the Kinsley mine ("Kinsley") located in Elko County, Nevada, the Olinghouse property ("Olinghouse") located in Washoe County, Nevada, and the Griffon property ("Griffon") located in White Pine County,
Nevada, and one copper property, the Copper Flat property ("Copper Flat") located in Sierra County, New Mexico. Kinsley was permitted, developed and put into operation in October 1994, and the Company completed mining all reserves at Easy Junior in August 1994.

     In 1996, the Company (i) produced 49,486 ounces of gold at Easy Junior and Kinsley; (ii) completed gold processing at Easy Junior; (iii) continued mining activities at Kinsley;
(iv) continued permitting, development drilling and mine planning at Olinghouse, as well as preparing a feasibility study;
(v)   continued   permitting  and  mine  planning   at   Griffon;
(vi) continued permitting at Cooper Flat; (vii) acquired control of the Excalibur property ("Excalibur") located in Mineral County, Nevada; and (viii) entered into an agreement giving the Company an option to acquire a 50% interest in, and right to manage, the Osceola property ("Osceola") located in White Pine County, Nevada.

     In 1997, the Company (i) produced 38,472 ounces of gold at Kinsley; (ii) completed site development and construction and began mining at Griffon; (iii) continued permitting, development drilling and mine planning and completed a feasibility study at Olinghouse; (iv) continued permitting at Copper Flat; and
(v) initiated the acquisition of the Lookout Mountain gold property ("Lookout Mountain") located in Eureka County, Nevada from Echo Bay Exploration, Inc. In the first quarter of 1998, the Company (i) completed mining operations at Kinsley; and
(ii) completed the acquisition of Lookout Mountain.

     Currently, the Company is (i) continuing to conduct mining activities at Griffon; (ii) continuing to permit and conduct development drilling and mine planning at Olinghouse;
(iii) continuing to permit Copper Flat; and (iv) conducting exploration at Excalibur, Lookout Mountain and Osceola.

                          RISK FACTORS

     EXCEPT FOR HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS, THE MATTERS DISCUSSED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING MANAGEMENT'S EXPECTATIONS REGARDING THE COMPANY'S RESERVES, TIMING OF RECEIPT OF GOVERNMENT PERMITS, PLANNED DATES FOR COMMENCEMENT OF PRODUCTION AT THE COMPANY'S MINING OPERATIONS AND GOLD PRODUCTION AT THE COMPANY'S MINING PROPERTIES, ANTICIPATED DRILLING AND RECLAMATION EXPENDITURES AS WELL AS OTHER CAPITAL SPENDING, FINANCING SOURCES AND THE EFFECTS OF REGULATION. SUCH FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND INVESTORS MUST RECOGNIZE THAT ACTUAL RESULTS MAY DIFFER FROM MANAGEMENT'S EXPECTATIONS. KEY FACTORS IMPACTING CURRENT AND FUTURE OPERATIONS OF THE COMPANY INCLUDE THE FACTORS DISCUSSED BELOW.

     PROSPECTIVE   PURCHASERS  OF  THE  SHARES  SHOULD   CONSIDER
CAREFULLY  THE  FOLLOWING  FACTORS  IN  ADDITION  TO  THE   OTHER
INFORMATION  CONTAINED  IN  THIS  PROSPECTUS  BEFORE  MAKING   AN
INVESTMENT IN THE SHARES.

  VOLATILITY OF THE PRICE OF GOLD

     The  profitability  of the Company's current  operations  is affected by the market price of gold, which is currently at depressed levels. The average daily closing spot price for gold on the Commodity Exchange ("COMEX") dropped from approximately $388 per ounce in 1996 to approximately $332 per ounce in 1997. Gold continued to drop in 1998, falling to an 18 year low of $278 per ounce in January 1998. The average daily closing spot price for gold in 1998 (through April 24, 1998) on COMEX was $298 per ounce. Gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs in major gold-producing regions such as South Africa and the former Soviet Union. In addition, the price of gold sometimes is subject to rapid short-term changes because of speculative activities.

     The demand for and supply of gold affect gold prices, but not necessarily in the same manner as supply and demand may affect the prices of other commodities. The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant impact on the supply of gold or on its price.

     If the price of gold should decrease, the value of the Company's gold properties which are being explored or developed would also decrease and the Company might not be able to recover its investment in those properties. The decision to place a mine in production, and the commitment of funds necessary for that purpose, must be made well in advance of the time when a mining company will receive the first revenues from that production. Price fluctuations between the time that such a decision is made and the commencement of production can dramatically change the economics of a mine. If the Company's revenue from gold sales falls for a substantial period below its costs of production at any or all of its operations, the Company could determine that it is not economically feasible to continue commercial production at any or all of its operations. One of the reasons the Company ceased gold production activities from 1991 to 1993 was because of depressed gold prices during that period.

     The   volatility  of  gold  prices  is  illustrated  in  the
following table of annual high and low gold fixing prices per ounce on the London P.M. Fix:

                   Year                  High       Low
     ----------------------------------------------------
     1985                                $341       $284
     1986                                 438        326
     1987                                 500        436
     1988                                 484        395
     1989                                 416        356
     1990                                 424        346
     1991                                 403        344
     1992                                 360        330
     1993                                 406        326
     1994                                 396        370
     1995                                 396        372
     1996                                 415        367
     1997                                 367        283
     1998 (through April 24, 1998)        313        278


     On April 24, 1998, the afternoon fixing for gold on the London P.M. Fix was $313. Gold prices on the London P.M. Fix are regularly published in most major financial publications and many nationally recognized newspapers.

  CURRENT DEPENDENCE ON TWO PRODUCING PROPERTIES

     All of the Company's operating revenues in 1997 were derived from its mining operations at Kinsley, which mining operations were completed in the first quarter of 1998. Future operating revenues are dependent upon processing the remaining recoverable gold on the leach pad at Kinsley and on gold production at
Griffon, which commenced gold production in January 1998. If operations at Griffon and, to a lesser extent, Kinsley, were interrupted or curtailed, the Company's ability to generate operating revenues and earnings would be materially and adversely affected unless and until other properties were put into production.

  LIMITED LIFE OF MINING PROJECTS

     The Company derives all of its operating revenues from mining projects which have a limited life. Mining at Kinsley was completed in the first quarter of 1998, with remaining gold production from heap leaching and pad rinsing expected to continue in declining amounts through 2000. Based on the reserve estimate as of December 31, 1997, the Company expects mining activities at Griffon to continue for at least two years, with gold production from heap leaching and pad rinsing to continue thereafter in declining amounts through 2000. No assurance can be given that the estimated time for completion of mining activities at Griffon or gold production at Griffon and Kinsley is accurate. The Company has not yet initiated production at either of its two primary development stage properties, Olinghouse or Copper Flat. The Company's ability to generate future operating revenues and earnings after Griffon and Kinsley are depleted is dependent on its ability to bring one or more of these or other properties into production. The commencement of production at these properties is subject to, among other things, obtaining necessary governmental permits and obtaining outside sources of funding. No assurance can be given that the Company will have any mining properties in operation once the mining and/or processing of ore from Griffon and Kinsley or other future operating properties, if any, are completed.

  GOVERNMENT PERMITS AND PROJECT DELAYS

     The Company is seeking government permits and approvals for the development of Olinghouse and Copper Flat. Obtaining the necessary government permits is a complex and time-consuming process involving numerous federal, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within the Company's control. Notwithstanding the Company's good faith expectations, no assurance can be given that any government permit or approval will be issued when anticipated or without conditions that may have a material adverse effect on the project. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with existing standards, laws and regulations which may entail unexpected costs and delays depending on the nature of the activity to be permitted and the interpretation of the regulations implemented by the permitting authority. Substantial delays in obtaining, or a failure to obtain, certain government permits or approvals without burdensome conditions could have a material adverse effect on the Company's business and operations.

     An owner of real property known as the Ladder Ranch, near Copper Flat in New Mexico, has threatened to challenge the permitting and opening of Copper Flat. The owner of the Ladder Ranch has raised concerns that operations at Copper Flat would affect his quality of life and is allegedly concerned about the impact of Copper Flat's operations on the environment. The Company believes that the allegations made by the owner of the Ladder Ranch are without merit, and it intends to vigorously defend any such challenge to Copper Flat. However, no assurance can be given that any such challenge will not prevent or delay the permitting or opening of Copper Flat.

  UNCERTAINTY OF FUNDING

     Mining operations require a substantial amount of capital prior to the commencement of, and in connection with, the actual production of gold. Such capital requirements relate to the costs of, among other things, acquiring mining claims and properties, obtaining government permits, exploration and delineation drilling to determine the underground configuration of the ore body, designing and constructing the mine and process facilities, purchasing and maintaining mining equipment, and complying with bonding requirements established by various regulatory agencies regarding the future restoration and reclamation activities for each property.

     For  1998,  the  Company has budgeted cash  expenditures  of
(i) $0.9 million for permitting and holding costs at Olinghouse and Copper Flat; (ii) $8.5 million for debt repayment and associated interest; and (iii) $0.1 million for reclamation. These expenditures are expected to be funded from revenues generated from gold production at Griffon and Kinsley. An additional $18.0 million in expenditures for site development, construction, equipment and working capital for Olinghouse has been tentatively budgeted for 1998, as well as an additional $0.7 million for drilling and related activities at Griffon, Olinghouse, Lookout Mountain and Excalibur. On March 16, 1998, the Company signed a term sheet for a $24.4 million production financing and working capital facility (the "Loan Facility") with a consortium of lenders led by Gerald Metals, Inc. The Loan Facility will be used for site development, construction, equipment and working capital for Olinghouse, as well as for the early repayment of an existing loan with Gerald Metals, Inc. and BHF Bank Aktiengesellschaft in the outstanding principal amount of approximately $7.0 million. Of the Loan Facility, $19.7 million is subject to customary due diligence, definitive loan documentation and the receipt of the necessary permits at Olinghouse. No assurance can be given such planned expenditures will not exceed the Company's budgeted amounts or that the Company will be able to obtain outside financing on terms that are favorable to the Company or in amounts necessary to fund any unexpected cash expenditures.

  ENVIRONMENTAL CONTROLS

     The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Federal Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. Although the majority of the waste produced by the Company's operations are "extraction" and "beneficiation" wastes, which the United States Environmental Protection Agency ("EPA") does not regulate under its current "hazardous waste" program, the EPA is currently developing a separate program under the RCRA to regulate such waste. Until the new regulatory program is formally proposed by the EPA, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

     Many states, including the State of Nevada (where a majority of the Company's properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

     The Company's compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company's intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company's business activities.

  PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

     During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law") which governs mining claims and related activities on federal lands. In 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements. The royalty proposals range from a 2% royalty on "net profits" from mining claims to an 8% royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of development of operating mines on the federal unpatented mining claims held by the Company. Many of the Company's properties, including Griffon and portions of Olinghouse and Copper Flat, consist of unpatented mining claims on federal lands. The Company's financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

  UNCERTAINTY OF DEVELOPMENT PROPERTY ECONOMICS

     Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

     The Company's decision as to whether any of the mineral development properties it now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to, the: (i) receipt of government permits; (ii) costs of bringing the property into production, including exploration and development work, preparation of feasibility studies and construction of production facilities; (iii) availability and costs of financing; (iv) ongoing costs of production; (v) market prices for the metals to be produced; and (vi) estimates of reserves or mineralization. No assurance can be given that any of the development properties the Company owns, leases or acquires contain (or will contain) commercially minable mineral deposits, and no assurances can be given that the Company will ever generate a positive cash flow from production operations on such properties. The Company has identified Olinghouse and Copper Flat as having minable reserves. No assurance can be given, however, that either of these development properties can attain profitable operations.

  COMPETITION AND SCARCITY OF MINERAL LANDS

     Although many companies and individuals are engaged in the mining business, including large, established mining companies, there is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration and/or production activities. The Company may be at a competitive disadvantage in acquiring suitable mining properties since it must compete with these other individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. As a result, there can be no assurance the Company will be able to acquire new reserves or replace its current reserves once they are depleted.

  RESERVES ESTIMATES

     The reserves reported in that certain Pincock Allen & Holt report dated March 6, 1998 are based upon estimates and no assurance can be given that the Company will recover the indicated amount of metals. Further, estimated reserves for properties that have not yet commenced production (such as Olinghouse and Copper Flat) may require revision if the Company commences actual production. Fluctuations in the market price of the metals produced by the Company as well as increased production costs or reduced recovery rates, could make the mining of ore reserves containing relatively lower grades of mineralization uneconomic, and could ultimately cause the Company to restate its reserves. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, could adversely affect the Company's profitability in any particular accounting period.

  UNCERTAINTY OF TITLE

     A majority of the Company's properties consist of unpatented mining claims or mill site claims which the Company owns or leases. These claims are located on federal land or involve mineral rights which are subject to the claims procedures established by the General Mining Law. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and the Bureau of Land Management, and pay an annual holding fee of $100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim or mill site claim is void or voidable.

     Because mining claims and mill site claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims or mill site claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and mining claims may be challenged by rival mining claimants and the United States. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. It is therefore conceivable that, during times of falling metal prices, claims which were valid when they were located could become invalid if challenged.

     Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for mining or mill site claims. As a result, some of the titles to the Company's properties may be subject to challenge.

  MINING RISKS AND INSURANCE

     The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company's insurance is adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

  RISK OF HEDGING STRATEGIES

     In order to mitigate some of the risks associated with fluctuating gold prices, the Company has in the past and may in the future use various price hedging strategies, such as selling future contracts for gold, or using call and put options, to lock in delivery prices for its gold production. The Company continually evaluates the potential short- and long-term benefits of engaging in such price hedging strategies based upon the then current market conditions. In addition, lenders may from time to time require the Company to use such hedging strategies. No assurance can be given, however, that the use of price hedging strategies will always benefit the Company. There is a possibility that the Company could lock in forward deliveries at prices lower than the market price at the time of delivery. The Company could also be subject to margin calls if the market price of gold were to significantly rise above the contracted forward delivery prices, which could materially and adversely affect the Company's cash flows and financial condition. In addition, the Company could fail to produce enough gold to satisfy its forward delivery obligations, causing the Company to purchase gold in the spot market at higher prices to fulfill its delivery obligations.

  UNKNOWN ENVIRONMENTAL LIABILITIES FOR PAST ACTIVITIES

     Mining operations involve a potential risk of releases to soil, surface water and groundwater of metals, chemicals, fuels, liquids having acidic properties and other contaminants. In recent years, regulatory requirements and improved technology have significantly reduced those risks. However, those risks have not been eliminated, and the risk of environmental contamination from present and past mining activities exists for mining companies. Companies may be liable for environmental contamination and natural resource damages relating to properties which they currently own or operate or at which environmental contamination occurred while or before they owned or operated the properties. The Company has conducted limited reviews of potential environmental cleanup liability at its operating and primary development properties, as well as other properties acquired by the Company subsequent to 1992. The Company has conducted limited or no reviews of potential environmental cleanup liability at other properties owned currently or previously by the Company. On a few occasions at operating sites, the Company has detected leaks in excess of allowable rates in the primary liners at heap leach pads or ponds. In each such case, the pad or pond was equipped with a second liner and either the location of the leak in the primary liner was taken out of service or the leak was repaired. Other than known conditions which will be remediated pursuant to approved or proposed reclamation plans, the Company is not aware of any significant environmental contamination which could give rise to cleanup obligations or natural resource damages on the part of the Company as a result of past activities (by the Company or others) on these properties. However, no assurance can be given that potential liabilities for such contamination or damages caused by past activities at these properties do not exist.

  EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Bylaws contain certain measures designed to make it more difficult and time consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take control of the Company. The Company has also entered into employment agreements with its Chief Executive Officer, Chief Financial Officer and Vice President of Engineering and Construction which provide for certain payments upon termination or resignation resulting from a change in control of the Company. Furthermore, Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company.

     These corporate and statutory anti-takeover measures may have certain negative consequences, including an effect on the ability of stockholders of the Company or other individuals to
(i)  change  the composition of the incumbent Board of Directors;
(ii) benefit from certain transactions which are opposed by the incumbent Board of Directors; and (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its stockholders. Since such measures may also discourage accumulations of large blocks of the Company's Common Stock by purchasers whose objective is to seek control of the Company or have such Common Stock repurchased by the Company (or other persons) at a premium, these measures could also depress the market price of the Company's Common Stock. Accordingly, stockholders may be deprived of certain opportunities to realize the "control premium" associated with takeover attempts.

  RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company periodically considers the acquisition of mining claims, properties and businesses. In connection with any such future acquisitions, the Company may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing stockholders. The Company intends to seek stockholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock market listing rules.

  DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of certain key executives, including Robert N. Pratt, Chief Executive Officer, President and Chairman of the Board of Directors, and John A. Bielun, Senior Vice President and Chief Financial Officer. The loss of either of these individuals could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance on these individuals. The Company has entered into employment agreements with certain of its key executives, including Messrs. Pratt and Bielun. Each of these employment agreements expires in October 1998.

                         USE OF PROCEEDS

     The Company will not receive any proceeds directly from the sale of the Shares by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the sale price of the Shares sold, less the aggregate underwriters' commissions and discounts, if any, and the expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses of the registration of the Shares.

                      SELLING STOCKHOLDERS

     The table below sets forth the names of the Selling Stockholders, the number of Shares which may be sold respectively by the Selling Stockholders as of the date of this Prospectus (assuming a closing price of $2.5625 for the Warrants to be granted in the third tranche), regardless of whether such Selling Stockholders have a present intent to sell, and the number of Shares which may be offered for resale pursuant to this Prospectus. The number of Shares included in the registration statement on file with the Commission of which this Prospectus is a part (i) is based upon the actual number of Shares underlying the Warrants issued in the first and second tranches, and upon an estimate of the number of Shares underlying the Warrants to the issued in the third tranche using a hypothetical closing price of $2.5625 (which was the closing price of the Common Stock on April 24, 1998, which date was arbitrarily selected) and assuming the total outstanding principal amount of the Debentures on September 30, 1998 is $4,700,000; (ii) is subject to adjustment; and (iii) could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock and outstanding principal balance of the Debentures on September 30, 1998. The use of such hypothetical price is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.

     Except for the ownership of the Debentures and the Warrants and any Shares upon the exercise thereof, the Selling Stockholders have not had any material relationship with the Company or any of its predecessors or affiliates within the past three years. The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of the Shares, no definitive estimate as to the number of Shares thereof that will be held by the Selling Stockholders after this offering of the Shares can be provided and the table below has been prepared on the assumption that all of the Shares offered under this Prospectus will be sold to unaffiliated parties. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered by the Selling Stockholders hereby are issuable by the Company to the Selling Stockholders upon the exercise of the Warrants. Pursuant to the terms of the Master Agreement, the Company agreed to issue the Warrants to the Selling Stockholders in three tranches based upon the closing price of the Common Stock, and upon the outstanding principal amount of the Debentures, on November 15, 1997, March 31, 1998 and September 30, 1998. The Exercise Price is 120% of the closing price of the Common Stock on the respective issuance date of the Warrants. On November 15, 1997, the Company issued Warrants to purchase 231,724 shares of Common Stock at an
Exercise  Price  of  $2.175 per share.  On March  31,  1998,  the
Company issued Warrants to purchase 318,222 shares of Common Stock at an Exercise Price of $2.3625 per share. The total outstanding principal amount of the Debentures was $4,700,000 as of April 24, 1998.

                                                                                       NUMBER OF
                                                                                         SHARES          PERCENTAGE
                                                                                      BENEFICIALLY      BENEFICIALLY
                                        NUMBER OF SHARES       NUMBER OF SHARES       OWNED AFTER       OWNED AFTER
                                          BENEFICIALLY            THAT MAY BE         THE SALE OF       THE SALE OF
      SELLING STOCKHOLDER             OWNED<F1>,<F2>,<F3>     SOLD<F2>,<F3>,<F4>     THE SHARES<F5>      THE SHARES
      ---------------------------     -------------------     ------------------     --------------     ------------
RGC International
Investors, LDC                           2,077,313<F6>              406,642           1,670,671             4.9

The Tail Wind Fund Ltd.                    266,339<F7>               78,215             188,124              *

Nelson Partners<F12>                       607,229<F8>              136,917             470,312             1.4

Olympus Securities, Ltd.<F12>              607,229<F9>              136,917             470,312             1.4

Halifax Fund L.P.                           45,700<F10>              44,309               1,391              *

Keyway Investments Ltd.                     22,069<F11>              22,069                 -0-              *

-----------------------
*  Beneficial ownership does not exceed 1% of the  outstanding
   Common Stock.

<F1>  Except as otherwise provided, the Selling Stockholders  have and will have sole voting and sole investment power with respect to all Shares owned.
<F2>  Includes the estimated number of shares of the Common  Stock
      (825,069 in total) issuable upon the exercise of all the Warrants. The calculation of the shares of the Common Stock issuable upon the exercise of the Warrants, assumes (i) a hypothetical closing price of $2.5625 for the Warrants to be issued in the third tranche, which price was the closing price for the Common Stock on the Nasdaq National Market (as reported by the Wall Street Journal on April 24, 1998); and
      (ii) a total outstanding principal balance of the Debentures of $4,700,000, which balance was the total outstanding principal balance for the Debentures on April 24, 1998. Therefore, the assumed results in Share ownership may differ from what actual Share ownership will be on the actual date of the exercise of the Warrants to be issued in the third tranche. In addition, pursuant to the terms of the
      Warrants, the Warrants are exercisable by the holders thereof only to the extent that the number of shares of the Common Stock to be issued upon a particular exercise together with the number of shares of the Common Stock then held by such holder and its affiliates (excluding Shares underlying the unexercised portion of the Warrant or unconverted portions of the Debentures), would not exceed 4.9% of the then outstanding

                               13

      shares of the Common Stock as determined in accordance  with
      Section 13(d) of the Exchange Act. Accordingly, the number of shares of the Common Stock set forth above may exceed the actual number of Shares that the Selling Stockholders could own beneficially at any given time upon the exercise of all the Warrants. In that regard, beneficial ownership as set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.
<F3>  Except  as  set  forth  in footnote 2  above,  ownership  is determined in accordance with Rule 13d-3 under the Exchange Act. Subject to the provisions of footnote 2 above, the actual number of Shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the closing price of the Common Stock and the outstanding principal balance of the Debentures on September 30, 1998.
<F4>  The amount of the Common Stock offered under this Prospectus and included in the registration statement of which this Prospectus is a part is the actual number of shares issuable upon the exercise of the Warrants granted in the first and second tranches (549,946), and 150% of the estimated number of shares issuable upon the exercise of the Warrants to be granted in the third tranche (412,686) using a hypothetical closing price of $2.5625 and assuming a total outstanding principal balance of the Debentures of $4,700,000. In addition, the total amount of the Common Stock offered under this Prospectus and included in the registration statement of which this Prospectus is a part includes a presently indeterminate number of shares of the Common Stock issuable upon the exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including the floating closing price of the Warrants to be granted in the third tranche) in accordance with Rule 416 of the Securities Act.
<F5>  Assumes  the  sale of all of the Shares  issuable  upon  the exercise of the Warrants to persons who are not affiliates of the Selling Stockholders.
<F6>  Includes  (i)  1,081,716 Shares issuable upon conversion  of the Debentures, assuming a conversion price of $2.12625 (90% of the average of the closing bid price of the Common Stock for the five consecutive trading days ended April 23, 1998 or $2.2375) and the payment of all accrued interest in cash; and (ii) 406,642 Shares issuable upon the exercise of the Warrants, assuming (y) a hypothetical closing price of $2.5625 for the Warrants to be issued in the third tranche; and (z) an outstanding principal balance of the Debentures of $2,300,000.
<F7>  Includes (i) 188,124 Shares issuable upon conversion of  the
      Debentures, assuming a conversion price of $2.12625 (90% of the average of the closing bid price of the Common Stock for the five consecutive trading days ended April 23, 1998 or $2.2375) and the payment of all accrued interest in cash; and (ii) 78,215 Shares issuable upon the exercise of the Warrants, assuming (y) a hypothetical closing price of $2.5625 for the Warrants to be issued in the third tranche; and (z) an outstanding principal balance of the Debentures of $400,000.
<F8>  Includes (i) 470,312 Shares issuable upon conversion of  the
      Debentures, assuming a conversion price of $2.12625 (90% of the average of the closing bid price of the Common Stock for the five consecutive trading days ended April 23, 1998 or $2.2375) and the payment of all accrued interest in cash; and (ii) 136,917 Shares issuable upon the exercise of the Warrants, assuming (y) a hypothetical closing price of $2.5625 for the Warrants to be issued in the third tranche; and (z) an outstanding principal balance of the Debentures of $1,000,000.
<F9>  Includes (i) 470,312 Shares issuable upon conversion of  the
      Debentures, assuming a conversion price of $2.12625 (90% of the average of the closing bid price of the Common Stock for the five consecutive trading days ended April 23, 1998 or $2.2375) and the payment of all accrued interest in cash; and (ii) 136,917 Shares issuable upon the exercise of the Warrants, assuming (y) a hypothetical closing price of $2.5625 for the Warrants to be issued in the third tranche; and (z) an outstanding principal balance of the Debentures of $1,000,000.
<F10> Includes 44,309  Shares issuable  upon  the exercise of  the
      Warrants.
<F11> Includes  22,069  Shares issuable upon the exercise  of  the
      Warrants.
<F12> Citadel   Limited   Partnership   is  the  managing  general
      partner  of  Nelson  Partners and  the  trading  manager  of
      Olympus  Securities  (collectively, the "Citadel  Entities")
      and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership and each of the
      Citadel Entities disclaims beneficial ownership of the Shares held by the other Citadel Entities.

                      PLAN OF DISTRIBUTION

     The Shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, though the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     The Selling Stockholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

     The Selling Stockholders and any other person participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                          LEGAL MATTERS

     The validity of the Shares being offered hereby will be passed upon for the Company by Kummer Kaempfer Bonner & Renshaw,
Las Vegas, Nevada.

                             EXPERTS

     The financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The Company's ore reserves incorporated by reference into this Prospectus have been audited by the independent engineering firm of Pincock, Allen & Holt, and are included herein in reliance upon the authority of said firm as an expert in such matters.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northwest Atrium Center, 400 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement (the "Registration Statement") on Form S-3 under the Securities Act, of which this Prospectus constitutes a part, with respect to the Shares. The Registration Statement, including exhibits and schedules thereto, may be obtained from the
Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete and in each instance reference is made to the copy of the appropriate document filed as an exhibit to, or incorporated by reference into, the Registration Statement, each statement being qualified in all respects by such reference. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company is such a filer. The Commission web site address is (http://www.sec.gov).

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The table below sets forth the estimated expenses of the registration of the Shares, which will be borne entirely by the
Company:


                        ITEM                           AMOUNT
                        ----                          --------
Securities and Exchange Commission Registration Fee   $    719
Blue Sky Fees                                            2,000
Nasdaq National Market Listing Fee                      17,500
Transfer Agent Fees and Expenses                           500
Printing Expenses                                        2,000
Legal Fees and Expenses                                 35,000
Accounting Fees and Expenses                             2,000
Miscellaneous Expenses                                     500
                                                      --------
Total                                                 $ 60,219
                                                      ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which the individual reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Where the action or suit for which indemnification is sought is one brought by or in the name of the corporation to procure a judgment in the corporation's favor, no indemnification shall be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable or negligent in the performance of such person's duty to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification, despite the adjudication of liability. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding of the type discussed above, the statute also provides that such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

     The Company's Bylaws contain provisions for indemnification of officers, directors, employees and agents of the Company. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company presently maintains liability insurance for its directors and officers. The Company has also entered into employment agreements with certain of its executive officers which provide for the broad indemnification of those executive officers.

ITEM 16.  EXHIBITS


 EXHIBIT
 NUMBER                         DESCRIPTION
 -------                        -----------
  4.01    Specimen  certificate  for  the  Common  Stock  of  the
          Company,  is incorporated by reference to the Company's
          Registration Statement on Form S-3 (file no.  33-84046)
          filed on September 16, 1994.

  4.02    Form  of  Master  Agreement dated as  of  November  11,
          1998,  by and among Alta Gold Co. and RGC International
          Investors,   LDC,  The  Tailwind  Fund,  Ltd.,   Keyway
          Investments  Ltd.,  Olympus  Securities,  Ltd.,  Nelson
          Partners  and Halifax, L.P., including Form of  Warrant
          to  Purchase Shares of Common Stock and Form  of  First
          Amendment  to Convertible Debenture is incorporated  by
          reference  to  the  Company's Annual Report  Form  10-K
          (file  no.  2-2274)  for the year  ended  December  31,
          1997, Part IV, Item 14, Exhibit No. 10.44.

  5.01    Opinion  and  consent  of  Kummer  Kaempfer  Bonner   &
          Renshaw as to the legality of the Shares.

  23.01 Consent of Kummer Kaempfer Bonner & Renshaw, contained in Exhibit 5.01.

  23.02   Consent of Arthur Andersen LLP.

  23.03   Consent of Pincock, Allen & Holt.

  24.01   Power of Attorney (see p. II-4).


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

           (1)   To  file, during any period in which  offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
Registration Statement:

               (i)  To include any prospectus required by section
10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            PROVIDED,  HOWEVER,  that  paragraphs  (a)(1)(i)  and
(a)(1)(ii) of this section shall not apply to this Registration Statement if the information required to be included in the post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the
Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act,
(i) the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada on April 27, 1998.

                              ALTA GOLD CO.


                              By:  /s/ Robert N. Pratt
                                   -----------------------------
                                   Robert N. Pratt
                                   Chairman of the Board, Chief
                                    Executive Officer and President



     The undersigned directors and officers of Alta Gold Co. hereby appoint Robert N. Pratt or John A. Bielun as attorneys-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all registration statements, applications and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby (including any registration for additional securities as permitted under Rule 462(b) of the Securities Act), with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Robert N. Pratt    Chairman of the Board of Directors,      April 27, 1998
---------------------   Chief Executive Officer and President
Robert N. Pratt         (Principal Executive Officer)



/s/ John A. Bielun     Senior Vice President and Chief          April 27, 1998
---------------------   Financial Officer (Principal Financial
John A. Bielun          and Accounting Officer)


/s/ Ralph N. Gilges    Director                                 April 27, 1998
---------------------
Ralph N. Gilges


/s/ Thomas A. Henrie   Director                                 April 27, 1998
---------------------
Thomas A. Henrie

/s/ John A. Keily      Director                                 April 27, 1998
---------------------
John A. Keily


/s/ Jack W. Kendrick   Director                                 April 27, 1998
---------------------
Jack W. Kendrick


/s/ Thomas D. Mueller  Director                                 April 27, 1998
---------------------
Thomas D. Mueller

                          EXHIBIT INDEX

EXHIBIT                                                      PAGE
NUMBER                     DESCRIPTION                      NUMBER
-------                    -----------                      ------
  4.01    Specimen  certificate for the  Common  Stock  of
          the  Company,  is incorporated by  reference  to
          the Company's Registration Statement on Form  S-
          3  (file  no.  33-84046) filed on September  16,
          1994.

  4.02    Form  of  Master Agreement dated as of  November
          11,  1998,  by and among Alta Gold Co.  and  RGC
          International  Investors,  LDC,   The   Tailwind
          Fund,  Ltd.,  Keyway Investments  Ltd.,  Olympus
          Securities,  Ltd., Nelson Partners and  Halifax,
          L.P.,  including  Form of  Warrant  to  Purchase
          Shares  of  Common  Stock  and  Form  of   First
          Amendment    to    Convertible   Debenture    is
          incorporated  by  reference  to  the   Company's
          Annual  Report Form 10-K (file no.  2-2274)  for
          the  year ended December 31, 1997, Part IV, Item
          14, Exhibit No. 10.44.

  5.01    Opinion and consent of Kummer Kaempfer Bonner  &  ALTA23
          Renshaw as to the legality of the Shares.

 23.01 Consent of Kummer Kaempfer Bonner & Renshaw, contained in Exhibit 5.01.

 23.02    Consent of Arthur Andersen LLP.                   ALTA25

 23.03    Consent of Pincock, Allen & Holt.                 ALTA27

 24.01    Power of Attorney (see p. II-4).
